Exhibit 10.9

July 12, 2019

Shawn M. Leland, PharmD, RPh

[*****]

[*****]

Re: Executive Employment Agreement

Dear Shawn:

On behalf of 14ner Oncology, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company, should you accept our offer.

1.            You will be employed to serve as the Company’s Chief Business Officer, effective as of July 12, 2019 (the “Effective Date”). You will be a full-time employee of the Company, and you will report to the Chief Executive Officer (the “CEO”) and have such duties and responsibilities as are customary for such positions. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Upon your commencement of employment with the Company, and so long as you are employed by the Company as its Chief Business Officer or other C-level position, you shall serve as a member of the Company’s Board of Directors (the “Board”), with no additional remuneration payable for such service. Upon your separation from employment with the Company or your otherwise no longer serving as the Company’s Chief Business Officer or other C-level position, you shall, at the Board’s request, resign from the Board. You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Initially, you will work on a remote basis. Should the Company establish a principal place of business operations, you will be expected to spend a meaningful amount of time at such location on terms and conditions as may be agreed between you and the Company.

2.            Your base salary will be at the rate of $26,250 per monthly (equivalent to an annualized base salary of $315,000), subject to tax and other withholdings as required by law, and will be paid on the regularly scheduled payroll dates of the Company. The Board may elect to increase your base salary periodically based on your performance and/or industry standards for similarly situated executives.

3.            Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 40% ($94,500, a 75% prorated portion of $126,000 for 2019) of your annualized base salary as determined by the Board (or a committee thereof) in good faith based on your individual performance and the Company’s performance during the applicable fiscal year, including, without limitation, based on the completion of or progress towards the deliverables listed in Attachment A as it relates to 2019. If a bonus is awarded, unless otherwise specifically provided by the Board or committee administering such plan, it shall be paid on or before January 31st of the year following the year in which such bonus was earned. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. The Board may elect to increase your retention and performance bonus target based on your performance and/or industry standards for similarly situated executives.

4.            You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law). Until and unless the Company adopts a group health plan that applies to all Company employees, the Company will bear the cost of health insurance for you [and your immediate family which may be effected by reimbursing COBRA premiums for continuation coverage with your former employer], provided, however, that such amount shall be subject to applicable taxes and withholdings. You will also be entitled to indemnification by the Company with respect to your service as an officer and director of the Company pursuant to an Indemnification Agreement substantially similar to the NVCA form agreement.

5.            You are eligible for six (6) weeks of vacation per calendar year to be taken at such times as will not materially interfere with the performance of your duties. The number of vacation days for which you are eligible shall accrue at the rate of 1.66 days per month that you are employed during such calendar year. Up to three (7) vacation days earned in one calendar year may be carried forward and used in the subsequent calendar year.

6.            Subject to the approval of the Board, within sixty days of the Effective Date, the Company will grant to you a stock option (the “Initial Option Grant”) under the Company’s 2019 Stock Incentive Plan (the “Stock Plan”) to purchase an aggregate number of shares of common stock of the Company as shall equal 3% of the fully diluted shares of the Company’s common stock (assuming that all commitments to invest in the Company’s Series A preferred financing are met, and giving effect to the conversion to common stock of all outstanding shares of preferred stock and to the shares available for issuance or outstanding under the Company’s Stock Plan) (the “Fully Diluted Shares”), at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. The Initial Option Grant will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will specify that (a) the options subject to the Initial Option Grant will vest, subject to your continued service, (x) as to 25% of the underlying shares on July 1, 2020, and (y) as to the balance in equal 1/36th monthly installments thereafter until the fourth anniversary of July 1, 2019; and (b) the options subject to the Initial Option Grant shall vest, subject to your continued service, as to 100% of the underlying shares if, within 12 months following a Change of Control, (i) your employment with the Company or its acquirer or successor is terminated without Cause (as defined below), or (ii) you resign from employment with the Company or its acquirer or successor with Good Reason (as defined below).

7.            In addition, until such time as the Company has raised an aggregate of $75,000,000 in preferred equity financing (the “Trigger Date”), subject to the approval of the Board and your continued employment with the Company, you will be granted one or more additional stock options (the “Additional Options”) under the Stock Plan to purchase an aggregate number of shares of common stock of the Company as shall equal, when added to the Initial Option Grant, 3% of the fully diluted shares of the Company’s common stock (giving effect to the conversion to common stock of outstanding shares of preferred stock sold for the aggregate amount of $75,000,000, and to the shares available for issuance or outstanding under the Stock Plan, but not to any shares of preferred stock for consideration in excess of $75,000,000), at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. For clarity, it is the intent of this clause that between the Initial Option Grant and the Additional Options, you will hold options to purchase stock equal to a total of 3% of the Company’s capital stock outstanding on a fully-diluted basis until such time as the closing of the issuance of shares of preferred stock of the Company in the aggregate amount of $75,000,000. The Additional Options will be evidenced in writing by, and subject to the terms of the Stock Plan and stock option agreements provided by the Company, which agreements will specify that (a) the Additional Options will vest, subject to your continued service, (x) as to 25% of the underlying shares on the one-year anniversary of the equity financing giving rise to such Additional Options, and (y) as to the balance in equal 1/36th monthly installments thereafter until the fourth anniversary of the equity financing giving rise to such Additional Options; and (b) the Additional Options shall have the same acceleration provisions as the Initial Option Grant. Furthermore, the Board may elect to grant you additional stock options based on your performance, a material increase in the number of Fully Diluted Shares and/or industry standards for similarly situated executives.

8.            As a material inducement to investors in the Company, you and the Company will enter into the Stock Restriction Agreement attached hereto as Attachment B, which will provide the Company with a right of repurchase as to the 2,083,333 shares of Common Stock of the Company you currently own (the “Founder Shares”). The Company’s right of repurchase shall lapse as to 1/48 of the Founder Shares monthly over four years from July 1, 2019; provided, however, that such right of repurchase shall lapse as to 100% of the Founder Shares immediately (a) prior to the effective date of a Change of Control (as defined below), (b) upon the Company’s termination of your employment without Cause (as defined below), and (c) upon your resignation for Good Reason (as defined below).

9.            Without otherwise limiting the “at-will” nature of your employment, if your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), and provided you execute and allow to become effective (within 60 days following the termination or such shorter period (of not less than twenty-one (21) days) as may be directed by the Company) a severance and release of claims agreement in a form prescribed by the Company (which will include, at a minimum, a release of all releasable claims and post-employment confidentiality, non-disparagement, non-competition, non-solicitation and cooperation obligations) (the “Release Agreement”), the Company will pay you as severance pay an aggregate amount equivalent to six (6) months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year. During the six (6) month severance period, the Company will bear the cost of health insurance for you and your immediate family on substantially the terms applicable prior to the termination of your employment.

10.          For purposes of this Agreement:

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board in its sole discretion that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures the reputation, business or business relationships of the Company, (iii) materially breached the terms of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company which breach is not cured within ten days written notice thereof; or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

“Change of Control” shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

“Good Reason” shall mean (i) any action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in the aggregate of your base compensation and benefits, other than a reduction in monthly base salary of no more than twenty percent (20%) as a result of across-the- board reductions or terminations affecting employees of the Company generally, or (iii) the Company’s material breach of Paragraph 3 of this Agreement; provided, however, that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition.

11.          You will be required to execute a Proprietary Information, Inventions, Non- Competition and Non-Solicitation Agreement in the form attached as Attachment C (“Proprietary Information Agreement”) as a condition of employment.

12.          You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

13.          You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You acknowledge and agree that your employment is subject to and conditioned upon your eligibility to work in the United States.

14.          This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Board of Directors, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter other than Paragraph 9 shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

15.          The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

16.          The Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email, whether on Company premises or remote) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

17.          This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of Delaware.

* * *

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by July 12, 2019. If you do not accept this offer by this date, this offer will be revoked.

Very Truly Yours,

By:	/s/ Steve Elms

Name: Steve Elms
Title: CEO

The foregoing correctly sets forth the terms of my employment by 14ner Oncology, Inc. I am not relying on any representations pertaining to my employment other than those set forth above. I have read, understand, and agree to all of the above and hereby accept the Company’s offer of employment on the above terms and conditions. I understand that my employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any reason without cause or notice. I further understand and agree that my employment is contingent upon my execution of the Proprietary Information Agreement.

/s/ Shawn Leland	Date:	7/12/2019
Name: Shawn M. Leland, PharmD, RPh

Attachment A

Bonus Criteria for 2019

Completion of the Milestone Closing pursuant to the Company’s Series A Preferred Stock Purchase Agreement

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Attachment B

Stock Restriction Agreement

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Attachment C

Proprietary Information Agreement

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Shawn Leland

PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made in consideration for my employment by 14ner Oncology, Inc., a Delaware corporation (the “Company”), and compensation now and hereafter paid to me. I understand and agree as follows:

1.             NONDISCLOSURE AND USE. All Proprietary Information (as defined below) is and shall remain the sole and exclusive property of the Company. At all times during my employment and afterwards I will not disclose or use any Proprietary Information, except as required in connection with my work for the Company. I will take reasonable precautions to safeguard the Proprietary Information. I understand that I am also prohibited from accessing the Company’s computer systems and databases for any unauthorized, improper or competitive purpose, both while employed and thereafter. The term “Proprietary Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finance, other business information or other non-public information that a competitor of the Company could use to the competitive disadvantage of the Company. I further understand that Proprietary Information (i) includes the foregoing information even if disclosed to me in connection with the contemplation of my becoming an employee of the Company, i.e., prior to the effective date, (ii) does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved. I further understand that, in accordance with the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I further understand that if I file a lawsuit for retaliation for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if any document containing the trade secret is filed under seal and I do not disclose the trade secret, except pursuant to court order.

I will not disclose or use any information received by the Company from third parties, except as required in connection with my work for the Company. I will not improperly use or disclose any confidential information or trade secrets of any third party or former employer to whom I have an obligation of confidentiality. My performance of all the terms of this Agreement and as an employee of the Company does not breach any agreement by which I am legally bound, and I agree not to become a party to any such agreement.

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2.             ASSIGNMENT OF INVENTIONS. I agree to assign and hereby assign to the Company upon creation all my right, title and interest in and to any and all inventions, trade secrets, confidential and proprietary information, and work-product I conceive, create or develop, whether or not eligible for or covered by patent, copyright or trade secret protection (collectively, “Inventions”) and whether or not such Inventions constitute works for hire or would otherwise belong to the Company by operation of law, which (i) are related to the Company’s actual or demonstrably anticipated business or research and development or (ii) were developed during Company time or using Company resources, that become known to, or are made, conceived, reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company (“Company Inventions”). All original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire” pursuant to United States Copyright Act (17 U.S.C. §101). I further waive any moral rights, if any, I may have in any copyrightable subject matter of any Company Inventions. I will keep an adequate and current record of all Proprietary Information and Company Inventions, which records shall be the property of the Company.

I will not incorporate any non-assignable inventions (defined below) or Prior Inventions (defined below) into any work I perform for the Company without the Company’s prior written consent, and, if I do, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense) in and to all present and future rights in the same. I will promptly disclose to the Company all inventions I develop by myself or jointly with others which I believe are “non-assignable inventions” under applicable law. For clarity, work or inventions I made prior to the commencement of my employment with the Company which are owned in whole or in part by me are described on the signature page hereto; or, if left blank, I affirm there are no such “Prior Inventions.”

During my employment and thereafter, I will assist the Company in every proper way to obtain and enforce its intellectual property rights, it being understood that the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me and for any reasonable expenses actually incurred by me at the Company’s request. If the Company is unable for any reason to secure my signature in connection with obtaining or enforcing the Company’s intellectual property rights, then I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act on my behalf and to execute and file any required documents and to do all other lawfully permitted acts in furtherance thereof as if done by me.

3.             NO CONFLICTS OR SOLICITATION. Due to the nature of my position with the Company, I will have access to and learn the Company’s Proprietary Information which is commercially valuable and of great importance to the Company. To protect the Company’s Proprietary Information, during my employment, I will not engage in any other employment or other activity that is related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

In addition, during my employment and for a period of one year following the termination of my employment with the Company for any reason, I will not, either directly or indirectly, solicit, induce, or encourage (or attempt to do so) any of the Company’s employees or other service providers to leave their employment/engagement, or hire or take away such employees or other service providers, either for myself or for any other person or entity. This restriction includes all those who were employed by or performed services for the Company at any time during the one year period immediately before the date my employment terminated.

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In addition, during my employment and for a period of one year immediately following the termination of my employment with the Company for any reason, I will not, either directly or indirectly: (a) interfere with the Company’s relationships with any of its customers, prospective customers, suppliers, contractors, distribution partners, prospective distribution partners, resellers, or any third party regularly dealing with the Company; or (b) solicit, call upon, divert or actively take away, or attempt to solicit, call upon, divert or take away, for purposes of conducting a business substantially similar to or competitive with the Company’s business, any of the Company’s customers, prospective customers, suppliers, contractors, distribution partners, prospective distribution partners, or other third party regularly dealing with the Company. This restriction includes any customer to which the Company sold any product, or for which the Company performed any service at any time during the one year period immediately before the date my employment terminated, except that the restriction pertaining to the Company’s prospective customers only applies if I became familiar with the prospective customer through my employment.

4.             COVENANT NOT TO COMPETE. To protect the Company’s Proprietary Information, I agree that during my employment and for a period time equal to the duration of my employment with the Company plus six months, commencing immediately following the termination of my employment with the Company for any reason, I will not compete with the Company in the Territory (defined below), which for clarity means that I will not, either directly or indirectly, in the Territory (i) serve as a consultant, director, manager, employee, officer, partner, or proprietor, for any Restricted Business (defined below); (ii) have any ownership interest in any Restricted Business other than a passive ownership interest of two percent or less in an entity whose securities are publicly traded; or (iii) participate in the organization, financing, operation, management or control of any Restricted Business. “Restricted Business” means business in competition with the Company’s business as conducted by the Company at any time during the course of my employment with the Company, together with any other business with which I am actively involved in assisting the Company with researching, developing or marketing at the time of the termination of my employment. For clarity, the Company’s business as of the date I signed this Agreement includes research and development of monoclonal antibodies directed to the inhibition of HER3 (human epidermal growth factor receptor 3). For further clarity, this covenant does not prohibit my employment with competitors of the Company, if the area in which I will be employed/engaged is different from the area of my employment/engagement with the Company and will not require or inevitably lead to the disclosure of the Company’s Proprietary Information. “Territory” means: (i) the entire world; (ii) North America; (iii) the United States of America; (iv) each state in which the Company does business or did business at any time within one year prior to the termination of my employment with the Company; (v) the States of New York, Massachusetts, Pennsylvania, Connecticut, and New Jersey; (vi) the State of New York; and (vii) New York County. The foregoing Territory is reasonable and reasonably necessary to protect the Proprietary Information. If, however, a court determines that the Territory described above in subparagraph (i) is too restrictive, then the parties agree the Territory shall be reduced to the area specified in each of the following subsections and in the following order until the court determines an acceptable geographic area: subparagraphs (ii), (iii), (iv), (v), (vi) or (vii). If the court determines that all of the areas are too restrictive, then the parties agree that the court may reduce or limit the area to enable the intent of this Section to be enforced in the largest acceptable area. Notwithstanding the foregoing, the obligations under this Section 4 shall be of no further force and effect if the Company does not complete the “Milestone Closing” contemplated by the Series A Preferred Stock Purchase Agreement entered into on or about the date of this Agreement.

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5.             REASONABLE. The nature of the Company’s products and services are such that its natural market is worldwide. The restrictions in Sections 3 and 4 are reasonable and are reasonably necessary for the protection of Proprietary Information and provide a reasonable way of protecting the Company’s business value which will be imparted to me. Through my employment I will receive adequate consideration for any loss of opportunity associated with their provisions. The length of time, geographic area and any other restrictions contained in this Agreement are reasonable to protect the legitimate interests of the Company and do not unfairly restrict or penalize me. However, if any restriction set forth in Section 3 is found by a court to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall extend only over the maximum period of time, range of activities or geographic area as to which such court shall determine it to be enforceable. A breach of any provision(s) of this Agreement tolls the running of the limitation period and the restriction period with respect to such provision(s) during the breach.

6.             NON-DISPARAGEMENT. At all times during my employment and afterwards I will not, directly or indirectly, disparage the Company, its officers or directors, its business, services, products or personnel. This provision is not intended to restrict communications or actions legally protected by state or federal law, including the National Labor Relations Act.

7.             USE OF LIKENESS. I will not, directly or indirectly, endorse, speak on behalf of, or allow my name or likeness to be used to in any way promote any competitive business or competing product during my employment with the Company. During my employment and after my employment with the Company ends, I consent to the Company’s use of my image, likeness, voice, and other characteristics in connection with the Company’s operation of the Company’s business and its promotion and sale of its products and services. I release the Company from any cause of action which I may have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.

8.             SOCIAL MEDIA. The Company owns all Company-related digital and social media accounts (including all passwords, data posts, digital works and goodwill therein) that I may create, manage, contribute to, or administer during my employment with the Company and including all “followers,” connections, fans, subscribers, contacts and other relationships created under such accounts. My use of such accounts will be in accordance with all Company policies in effect from time to time. At any time upon request and immediately upon my termination of employment for any reason, I will surrender full control and access to such accounts to the Company.

9.             LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and the Company may not have an adequate remedy at law for a breach or threatened breach of this Agreement, the Company may, in addition to other remedies at law or in equity which may be available, enforce this Agreement by injunction, specific performance or other equitable relief, all without bond.

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10.           EMPLOYMENT AT-WILL AND OTHER MATTERS. My employment is at-will, meaning that I or the Company can end my employment at any time for any reason. The Company may notify any employer I may have in the future of my rights and obligations under this Agreement. At any time upon request and on termination of my employment, I will return all Company property to the Company immediately. In addition, all Company property and property situated on the Company’s premises is subject to inspection by the Company at any time and I understand that I have no expectation of privacy with regard to the same, including without limitation work areas, computer and communications systems, email and internet records handheld devices or other property used to conduct the business of the Company. Nothing in this Agreement is intended to limit my rights to discuss the terms, wages, and working conditions of employment, as protected by applicable law.

11.           GENERAL PROVISIONS. Delaware law governs this Agreement. I consent to the personal jurisdiction of and venue in the state and federal courts located in Delaware. If any provision of this Agreement is found invalid or unenforceable, no other provision is affected. This Agreement is binding on my heirs and all legal representatives. This Agreement benefits and may be enforced by the Company and its agents, parents, subsidiaries, affiliates, successors and assigns. The provisions of this Agreement survive the termination of my employment and the assignment of this Agreement by the Company to any assignee or successor. A waiver by the Company of any breach is not a waiver of any prior or subsequent breach, and a waiver of any specific right shall not be construed as a waiver of any other right. For purposes of this Agreement, the term “employee” shall be deemed to include “consultant,” “independent contractor” or “director,” and the term “employment,” or any variation thereof, shall be deemed to include “engagement” or any variation thereof. My obligations under this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company if no other agreement governs during such period. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement is effective as of the first day of my employment with the Company. This Agreement is the final, complete and exclusive agreement between me and the Company with respect to the subject matter hereof and supersedes all prior discussions or agreements, written or verbal, between us with respect to the subject matter hereof. Amendments or waivers to this Agreement must be in writing and signed by the party to be charged to be effective.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.		ACCEPTED AND AGREED TO:
14NER ONCOLOGY, INC.

Dated:	July 12, 2019

/s/ Shawn Leland	By:	/s/ Steve Elms

Signature/Printed Name	Signature/Printed Name

[*****]	Title:	CEO
[*****]
Address

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“PRIOR INVENTIONS”

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If you have Prior Inventions, please list them in the space below. If no Prior Inventions are identified below, you are affirming that you have no Prior Inventions to identify. If you need extra pages, please attach them and indicate below.

Title	Date of Prior Invention	Brief Description

If a prior confidentiality agreement prevents disclosure above, instead provide a cursory name for each prior invention, a listing of the party or parties to whom it belongs and description of the relationship to that party.

Invention	Parties	Relationship

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FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of January 6, 2021 (the “Effective Date”) by and between Elevation Oncology, Inc. (f/k/a 14ner Oncology, Inc., the “Company”) and Shawn Leland (the “Executive;” and, together with the Company, the “Parties”), who agree to be bound by all of the terms and conditions hereof.

W I T N E S S E T H:

WHEREAS, the Executive and the Company entered into a letter agreement on July 12, 2019 (the “Employment Agreement”), setting forth the terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement at this time as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby amend the Employment Agreement as follows, effective as of the date hereof:

1.            Section 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“2. Effective as of November 13, 2020, your base salary will be at the rate of $35,416.66 per month (equivalent to an annualized base salary of $425,000), subject to tax and other withholdings as required by law, and will be paid on the regularly scheduled payroll dates of the Company. The Board may elect to increase your base salary periodically based on your performance and/or industry standards for similarly situated executives.”

2.            Section 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“3. Effective January 1, 2021, following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 50% of your annualized base salary as determined by the Board (or a committee thereof) in good faith based on your individual performance and the Company’s performance during the applicable fiscal year. If a bonus is awarded, unless otherwise specifically provided by the Board or committee administering such plan, it shall be paid on or before January 31st of the year following the year in which such bonus was earned. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. The Board may elect to increase your retention and performance bonus target based on your performance and/or industry standards for similarly situated executives.”

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3.            Section 9 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“9. Without otherwise limiting the “at-will” nature of your employment, if your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), and provided you execute and allow to become effective (within 60 days following the termination or such shorter period (of not less than twenty-one (21) days) as may be directed by the Company) a severance and release of claims agreement in a form prescribed by the Company (which will include, at a minimum, a release of all releasable claims and post-employment confidentiality, non-disparagement, non-competition, non- solicitation and cooperation obligations) (the “Release Agreement”), the Company will pay you as severance pay an aggregate amount equivalent to twelve (12) months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year. During the twelve (12) month severance period, the Company will bear the cost of health insurance for you and your immediate family on substantially the terms applicable prior to the termination of your employment.”

4.            This Amendment is hereby incorporated into and forms a part of the Employment Agreement.

5.            Except as expressly modified herein, all terms, covenants and conditions of the Employment Agreement will remain in full force and effect. The Parties do expressly ratify and confirm the terms of the Employment Agreement as amended herein.

6.            This Amendment shall be binding upon the Parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns and shall be governed by and construed in accordance with the laws of the State of Delaware.

7.            This Amendment may be executed by one or more of the Parties in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart signature to this Amendment by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment to Executive Employment Agreement as of the day and year first above written.

COMPANY:

ELEVATION ONCOLOGY, INC.

By:	/s/ Steven Elms

Name: Steven Elms
Title: Chairman

EXECUTIVE:

/s/ Shawn M. Leland
Shawn Leland

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FIRST AMENDMENT TO
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS FIRST AMENDMENT TO PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Amendment”) is entered into as of January 6, 2021, by and between Elevation Oncology, Inc. (f/k/a 14ner Oncology, Inc., the “Company”) and Shawn Leland (the “Executive;” and, together with the Company, the “Parties”), who agree to be bound by all of the terms and conditions hereof.

W I T N E S S E T H

WHEREAS, the Company and Employee are parties to that certain Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement dated July 12, 2019 (the “Proprietary Information Agreement”);

WHEREAS, the Company and Executive desire to amend the Proprietary Information Agreement at this time as set forth in this Amendment; and

WHEREAS, this Amendment is made in connection with and in consideration for (i) the amendment of a letter agreement, dated July 12, 2019, between the Parties to increase the Executive’s compensation and extend his severance period from six months to twelve months, and (ii) the issuance to the Executive of an incentive stock option to purchase up to 2,276,050 shares of the common stock of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby amend the Proprietary Information Agreement as follows, effective as of the date hereof:

1.             The first sentence of Section 4 of the Proprietary Information Agreement is hereby amended and restated as follows:

“To protect the Company’s Proprietary Information, I agree that during my employment and for a period time equal to the duration of my employment with the Company plus twelve months, commencing immediately following the termination of my employment with the Company for any reason, I will not compete with the Company in the Territory (defined below), which for clarity means that I will not, either directly or indirectly, in the Territory (i) serve as a consultant, director, manager, employee, officer, partner, or proprietor, for any Restricted Business (defined below); (ii) have any ownership interest in any Restricted Business other than a passive ownership interest of two percent or less in an entity whose securities are publicly traded; or (iii) participate in the organization, financing, operation, management or control of any Restricted Business.”

2.             Except as expressly modified herein, all terms, covenants and conditions of the Proprietary Information Agreement will remain in full force and effect. The Parties do expressly ratify and confirm the terms of the Proprietary Information Agreement as amended herein.

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3.             This Amendment shall be binding upon the Parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns and shall be governed by and construed in accordance with the laws of the State of Delaware.

4.             This Amendment may be executed by one or more of the Parties in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart signature to this Amendment by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment to Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement as of the day and year first above written.

COMPANY:

ELEVATION ONCOLOGY, INC.

By:	/s/ Steven Elms

Name: Steven Elms
Title: Chairman

EXECUTIVE:

/s/ Shawn M. Leland
Shawn Leland